Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of SeaChange International, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 1, 2019

TAR Holdings LLC

By:	/s/ Karen Singer
	Name:	Karen Singer
	Title:	Managing Member

/s/ Karen Singer
Karen Singer

CCUR Holdings, Inc.

By:	/s/ Wayne Barr, Jr.
	Name:	Wayne Barr, Jr.
	Title:	CEO, President and Executive Chairman

/s/ Wayne Barr, Jr.
Wayne Barr, Jr.